Exhibit 10.3

April 16, 2008

Ranjan Kalia

92 Breakneck Road

Southborough, MA 01772

Dear Mr. Kalia:

On behalf of Virtusa Corporation (the “Company” or “Virtusa”), I am pleased to offer you the position of Senior Vice President – Finance, reporting to Tom Holler, Chief Financial Officer. We believe that Virtusa offers a dynamic work environment that encourages excellent performance. Virtusa is prepared to offer you the following compensation and benefits package:

1.                    Your base salary will be $7,692.31 every two weeks (i.e., equivalent of $200,000.00 on an annual basis). Such salary shall be paid bi-weekly with the standard payment procedures of the Company. All payments are subject to applicable taxes, withholdings and deductions.

2.                    You will be eligible to earn an annualized performance-based bonus for the Company’s 2009 fiscal year (April 1, 2008 - March 31, 2009) of $75,000.00 in the fiscal year (pro-rated based on your Start Date), subject to Company performance of certain objectives and your achieving certain objectives as agreed upon in writing by you and the Company, all in accordance with the Company’s bonus policy. As per the Company’s bonus policy you will be eligible for your first bonus payment in November 2008.

3.                    Subject to Board of Director approval, the Company will issue you a stock option grant for a total of 40,000 shares of the Company’s common stock subject to the terms and conditions of the Company’s stock option plan and a stock option agreement to be entered into between you and the Company. The option will vest in accordance with the terms and schedule as approved by the Board of Directors. The per share purchase price for your option grant will be equal to the fair market value of the Company’s common stock at the time of the effective date of grant of the option, in accordance with the Company’s Equity Award Policy.

4.                    You will be eligible to participate in the benefits Virtusa may offer from time to time. Currently, Virtusa offers medical and dental insurance and a 401(k) plan. A list of the Company’s benefits is attached for your review. You will also be entitled to four weeks paid vacation per calendar year (pro-rated for partial calendar years of employment), in accordance with the Company’s vacation pay practices. Your vacation time will be earned over the course of the calendar year.

5.                    Please note that this letter does not constitute an employment contract and your employment with the Company will be “at-will”, meaning you retain the right to terminate your employment at any time, for any reason, without notice and the Company retains the same right to terminate you at any time, for any reason and without notice.

6.                    Federal Legislation regarding hiring practices requires the Company to certify that each of its employees is lawfully authorized to work in the United States. Accordingly, this offer is contingent upon receipt of satisfactory proof of identification and work authorization as required by the Immigration Reform and Control Act of 1986. Also, a condition of your employment will be your execution on or prior to your first day of employment of the Company’s standard employee agreement(s) regarding confidentiality, non-disclosure, and non-competition. Please see attached agreement(s).

7.                    This offer of employment and your continued employment is contingent upon your representation that you are not, and your not being bound by the terms of any agreement with any previous employer or other party or any other matter or fact which restricts in any way your use or disclosure of information or your performance of your duties and responsibilities of employment with the Company or your engagement in any business, and your representation that your employment with the Company and the performance of your duties for the Company will not violate, and the foregoing not in fact being in violation of any obligations you may have to any such previous employer or other party.

USA	UK	INDIA	SRI LANKA

2000 West Park Drive, Westborough, Massachusetts 01581 USA Tel: 508.389.7300 Fax: 508.366.9901

www.virtusa.com

8. This offer is contingent on the satisfactory completion of your references and background check.

***

Your anticipated start date is on or before April 28, 2008 (the “Start Date”). Formal acceptance of this offer and agreement to the terms and conditions as stated in the letter above shall be confirmed by you only by the return of this offer letter to the Company and my attention signed and dated by you on or before April 22, 2008. If you do not accept this offer by April 22, 2008 in the manner stated herein, this offer will be deemed lapsed. You may fax the signed letter to my attention, fax number 508-389-7498.

I am confident that you will make a key contribution to the Company’s success and look forward to welcoming you onto our team.

Sincerely,

/s/ Tom Holler	Accepted by:	/s/ Ranjan Kalia 4/21/08
Tom Holler	Name	Date
Chief Financial Officer, Virtusa